[LETTERHEAD OF CLEARY GOTTLIEB]

Writer's Direct Dial: +44 (0) 207 614-2344
E-Mail: acurran@cgsh.com

June 14, 2006

HSBC Holdings plc 8 Canada Square London E14 5HQ

Ladies and Gentlemen:

We have acted as special English solicitors to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”) pursuant to a registration statement on Form F-3 (the “Registration Statement”) of its dated subordinated debt securities (the “Dated Securities”) and its undated subordinated debt securities (the “Undated Securities”), (together, the “Securities”) to be issued under a dated indenture (the “Dated Indenture”) and an undated indenture (the “Undated Indenture”), respectively, (together, the “Indentures”) between the Company and The Bank of New York as trustee.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	a copy of the Registration Statement and the documents incorporated by reference therein;
(b)	a copy of the resolutions passed by the shareholders of the Company at general meetings held on May 26, 2006; and
(c)	a copy of the Memorandum and Articles of Association of the Company

and such other documents as we have considered necessary or appropriate to enable us to express the opinion set forth herein.

Based on the foregoing, it is our opinion that, (i) the Company is duly incorporated and registered as a public limited company under the laws of England and Wales; (ii) authority to allot dollar preference shares has been granted by the shareholders of the Company up to the aggregate nominal value of the dollar preference shares in the capital of the Company at the date hereof and, subject to the Directors of the Company resolving to allot such shares, when the dollar preference shares of any series are duly allotted (subject to any conditions required by the Directors of the Company to be satisfied prior to allotment) and issued and payment therefor is duly made in full as contemplated in the Registration Statement, the dollar preference shares of such series will be validly issued and fully paid under the laws of England; and (iii) under the laws of England, no personal liability, as against the Company, attaches to the registered holders of fully paid dollar preference shares by reason only of their being registered holders thereof.

In rendering the opinion expressed above, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified: (i) the completeness and authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us and (ii) that the resolutions referred to above were duly passed and have not been amended or rescinded and are in full force and effect.

The opinions set out in this opinion letter are limited to the laws of England as currently applied by the courts in England, and is given on the basis that this opinion letter will be governed by and construed in accordance with English law.

We are furnishing this opinion letter to you, solely for your benefit in connection with the registration with the Securities and Exchange Commission under the Act. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except that this opinion letter may be relied upon by the Trustee in its capacity as such.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, without admitting that we are “experts” under the Act, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Yours faithfully,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/S/ T.A.R. CURRAN T.A.R. Curran, a Partner

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